Exhibit 3.1

DORMAN PRODUCTS, INC.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED

ARTICLE I

The name of the corporation is Dorman Products, Inc.

ARTICLE II

The location and post office address of the corporation’s current registered office in this Commonwealth is 3400 East Walnut Street, Colmar, Pennsylvania 18915.

ARTICLE III

The purposes for which the corporation is organized are:

To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Million (100,000,000) shares, of which:

(1) not less than Twenty Five Million (25,000,000) shares, subject to increase by resolution of the Board of Directors, shall be Common Stock, par value $.01 per share; and

(2) with respect to that portion of the balance of such Seventy Five Million (75,000,000) shares which are not designated by resolution of the Board of Directors to be Common Stock, the Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, in such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of, and a number of authorized shares (within the total number of shares of all classes and series authorized by these Articles) of, any class or any series of any class that may be desired.

ARTICLE V

The term for which the corporation is to exist is perpetual.

ARTICLE VI

(1) No director of the corporation, as such, shall be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

(a) The director has breached or failed to perform the duties of his or her office under Section 1721 of the Pennsylvania Business Corporation Law of 1988 (the “1988 BCL”) or any successor provision thereto; and

(b) The breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or Federal law.

(2) Pursuant to Section 2541(a)(3) of the 1988 BCL, the provisions of Subchapter E of Chapter 25 of the 1988 BCL, and any successor provisions thereto, shall not be applicable to the corporation.

(3) Pursuant to Section 2551(b)(3)(ii) of the 1988 BCL, the provisions of Subchapter F of Chapter 25 of the 1988 BCL, and any successor provisions thereto, shall not be applicable to the corporation.

(4) Pursuant to Section 2561(b)(2)(ii) of the 1988 BCL, the provisions of Subchapters G, I and J of Chapter 25 of the 1988 BCL, and any successor provisions thereto, shall not be applicable to the corporation.

(5) Pursuant to Section 2571(b)(2)(ii) of the 1988 BCL, the provisions of Subchapter H of Chapter 25 of the 1988 BCL, and any successor provisions thereto, shall not be applicable to the corporation.

ARTICLE VII

Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

ARTICLE VIII

(1) In an election of directors that is not a contested election, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes shall not be considered to be votes cast.

(2) In a contested election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected. Shareholders shall not have the right to vote against a nominee in a contested election of directors.

(3) For purposes of this Article VIII, an election shall be contested if, as of the record date for a meeting of shareholders at which directors are to be elected, the Secretary of the corporation determines that the number of nominees exceeds the number of directors to be elected at such meeting.

ARTICLE IX

Holders of shares of the corporation shall not be entitled to cumulate their votes in the election of directors.

ARTICLE X

Henceforth, these Amended and Restated Articles of Incorporation supersedes the original Articles of Incorporation and all amendments thereto and previous restatements thereof.